Execution Version
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2021 by and between LianBio, LLC, a limited liability company organized under the laws of the State of Delaware, the United States of America (the “Company”), and Yi Larson, an American citizen whose passport number is (the “Employee”).
WHEREAS, the Company and the Employee entered into an employment agreement on March 11, 2021 (the “Original Agreement”) under which the Company employs the Employee as its Chief Financial Officer subject to the terms and conditions of the Original Agreement.
WHEREAS, the Company and the Employee agree to amend and restate the Original Agreement by entering into this Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. The Company hereby agrees to employ the Employee and the Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.
2.Term. Subject to the provisions of Sections 8, 9, 10 and 11 hereof, the term of the Employee’s employment with the Company, which commenced on May 1, 2021 (the “Commencement Date”), shall end on January 1, 2024 (the “Initial Term”). Unless earlier terminated by the Company or the Employee in accordance with the terms and conditions set forth herein, the Employee’s employment by the Company hereunder shall automatically be renewed following the Initial Term for subsequent one (1) year periods (each, a “Renewal Term”) unless either party gives a notice of non-renewal to the other party not later than ninety (90) days prior to the expiration of such Initial Term or Renewal Term, as applicable (such notice, “Non-Renewal Notice”). Notwithstanding the foregoing, in the event of a Change in Control (as defined below) occurring during the Employment Period (as defined below), the then current Initial Term or Renewal Term, as applicable, will be converted to an indefinite term, meaning that (a) the Employee or the Company may terminate the Employee’s employment at any time pursuant to Sections 8, 9, 10 or 11 hereof, and (b) the terms hereof with respect to the renewal and/or non-renewal of the term of the Employee’s employment shall cease to apply. The term “Employment Period” shall mean the Initial Term and, if applicable, the Renewal Term or any shorter period resulting from any termination of service under Sections 8, 9, 10 and 11 hereof.
3.Location. The Employee will be initially based in San Diego, California and then will be required to relocate to Shanghai, the People’s Republic of China (“PRC”) on or before December 31, 2021 (the “Relocation”) with the understanding that the Employee and the Company will negotiate in good faith the terms and conditions of the PRC Agreement (as defined below). The Employee may need to travel to other locations as required by the Company or the board of directors of LianBio (the “Board”) from time to time. As a condition of continued employment, the Employee agrees that on or before the Relocation, the Employee will enter into an employment agreement with Shanghai LianBio Development Co., Ltd. (上海联拓生物科技有限公司) or other PRC affiliate of the Company (the “PRC Company”) in the form provided by the PRC Company (the “PRC Agreement”), which shall replace in its entirety this Agreement. For the avoidance of doubt, the Employee agrees that the requirements set forth in this Section 3 are material terms of this Agreement.
4.Duties and Responsibilities. The Employee will serve as the Chief Financial Officer (the “CFO”) of the Company. The Employee will perform such duties and services as are customary for the positions of CFO in similarly situated enterprises in the biopharmaceutical industry and such other duties as may be reasonably assigned to her from time to time by the Chief Executive Officer of the Company (the “CEO”). In furtherance of the foregoing, the Employee hereby agrees to perform faithfully such duties and responsibilities and the other reasonable duties and responsibilities assigned to her from time to time by the CEO.
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5.Time to be Devoted to Service. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, the Employee shall devote her entire time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of her duties to the business of the Company while the Employee is employed by the Company during the Employment Period. During the Employment Period, the Employee will not be engaged in any other business activity that, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder (including without limitation, any activities that present a conflict of interest) without the prior written consent of the Company; provided, however, the Company and Employee agree that the Employee may serve as a director of up to two (2) other corporations and/or non-profit organizations with the understanding that such directorships shall not, individually or in the aggregate conflict with the duties of the Employee hereunder (including without limitation, any directorships that present a conflict of interest) (each such other directorships, an “External Directorship” and together, the “External Directorships”). For the avoidance of doubt, (i) the Board shall, in its sole discretion, determine whether an External Directorship presents a conflict of interest with the Company and (ii) the Employee shall not hold more than two (2) External Directorships without the express advance written consent of the Board.
6.Conflict of Interest. The Employee has reviewed with the Board (i) the present directorships and other positions or roles held by the Employee or her associate(s) in all such business organizations or arrangements that may be directly competitive or directly in conflict with the Company and (ii) ownership interests (legal or beneficial, direct or indirect) in another company held by the Employee or her associate(s) comprising more than two percent (2%) of such company, schedules of which are listed on Schedule 1 hereto. During the Employment Period, the Employee agrees to review with the Board any potential directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles with business organizations or arrangements that may be directly competitive or directly in conflict with the Company. Except as set forth in Schedule 1 hereto, during the Employment Period, the Employee or her associate(s) is precluded from owning an interest (legal and beneficial, direct and indirect) in another company comprising more than two percent (2%) of such company or serving as an employee, director, consultant, advisor or member of such other company that may be directly competitive or directly in conflict with the Company until such interest is presented to the Board and the Board consents to such interest or employment.
7.Compensation; Benefits; Reimbursement.
7.1Base Salary. During the Employment Period, the Employee shall receive as compensation an initial annual base salary of US$500,000 (the “Base Salary”), less any payroll taxes or withholdings legally required or properly requested by the Employee. This Base Salary and all other compensation and reimbursement under the Agreement will be payable in such installments as are applicable to employees of the Company at substantially the same service level as the Employee. The Board will review the Base Salary on an annual basis and may, in its sole discretion, increase the amount to adjust for inflations and/or market changes.

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7.2Stock Options. Subject to (i) the Board’s approval of any grant, (ii) the Employee’s continued employment with the Company and (iii) the Employee’s execution and delivery of an Option Agreement in the form provided by the Company, following the Commencement Date, the Company shall grant the Employee non-statutory stock options (“Initial Options”) to purchase up to 165,756 ordinary shares of LianBio (representing one percent (1%) of the fully diluted share capital of LianBio as of the Commencement Date) at a price per share equal to the fair market value of such shares on the date of grant by way of participation in LianBio’s 2019 Equity Incentive Plan or any other long-term incentive plan of LianBio (“ESOP”). The Initial Options shall be subject to the terms and conditions of the ESOP (as amended from time to time) and shall vest as to one-fourth (1/4) on the first anniversary of the Commencement Date, another one-fourth (1/4) on the second anniversary of the Commencement Date, another one-fourth (1/4) on the third anniversary of the Commencement Date and the final one-fourth (1/4) on the fourth anniversary of the Commencement Date. Upon the initial public offering (“IPO”) of LianBio, the Employee will be eligible to receive additional non-statutory stock options (“Subsequent Options”) to purchase an additional number of ordinary shares of LianBio at a price per share equal to the price of such ordinary shares at the IPO such that the aggregate number of ordinary shares granted under the Initial Options and the Subsequent Options shall be one percent (1%) of the fully diluted share capital of LianBio immediately following the closing of the IPO. The Subsequent Options shall be subject to the terms and conditions of the ESOP (as amended from time to time) and shall vest as to one-fourth (1/4) on the first anniversary of the grant date (as determined by the Board, in its sole and exclusive discretion) of such Subsequent Options (“Subsequent Grant Date”), another one-fourth (1/4) on the second anniversary of the Subsequent Grant Date, another one-fourth (1/4) on the third anniversary of the Subsequent Grant Date and the final one-fourth (1/4) on the fourth anniversary of the Subsequent Grant Date.
7.3Bonus. At the conclusion of each calendar year during the Employment Period, the Employee may be entitled to receive a performance-based annual bonus with a target equal to fifty percent (50%) of the Base Salary (the “Performance Bonus”), the actual amount of which shall be determined by the Board in its sole and exclusive discretion based on the Board’s evaluation of the Employee’s performance and other pre-agreed parameters reflecting the Company’s business plan. The Employee is eligible to receive an additional annual cash bonus in excess of the Performance Bonus, the amount of which shall be determined by the Board, in its sole and exclusive discretion. Except as otherwise expressly provided in Section 5 hereof, the Employee must be employed and in “active working status” through the date a Performance Bonus is paid in order to be eligible for the bonus. For purposes of this Agreement, “active working status” means that the Employee has not resigned (or given notice of her resignation) or been terminated (or been given notice of her termination).
7.4Fringe Benefits. During the Employment Period, the Employee will be entitled to the fringe benefits that are made available to officers of the Company and such other benefits as are determined by Board or a committee thereof, in its sole and exclusive discretion. In addition, the Company and the Employee will negotiate in good faith any additional reasonable compensation and benefits requested by the Employee relating to the Relocation, taking into account the then current market conditions and practices that are customary for the position of CFO in enterprises similar to the Company.
7.5Reimbursements. During the Employment Period, the Employee will be reimbursed, in accordance with the Company’s expense reimbursement policy as in effect from time to time, for all reasonable traveling expenses and other disbursements incurred by her for or on behalf of the Company in the performance of her duties hereunder upon presentation by the Employee of appropriate vouchers.
7.6Deductions. Recognizing that the Employee is an employee for all purposes, the Company or an affiliate of the Company shall deduct from any compensation payable to the Employee the sums which the Company or such affiliate is required by law to deduct, including, but not limited to, government state withholding taxes, social security taxes and state disability insurance and mandatory provident funds, and the Company or such subsidiary shall pay any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.

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8.Involuntary Termination.
8.1Disability. If the Employee dies, then the Employee’s employment by the Company hereunder shall automatically terminate on the date of the Employee’s death. If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render her mentally or physically incapable of performing the services required to be performed by her under this Agreement, either with or without reasonable accommodation, for a period of ninety (90) consecutive days or longer, or for ninety (90) days during any six (6) month period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Employee’s employment under this Agreement immediately upon giving her notice to that effect. In the case of a Disability, until the Company shall have terminated the Employee’s service in accordance with the foregoing, the Employee will be entitled to receive compensation, at the rate and in the manner provided in Section 7, notwithstanding any such physical or mental disability. Termination pursuant to this Section 8 is hereinafter referred to as an “Involuntary Termination”.
8.2Substitution. The Board may designate another employee to act in the Employee’s place during any period of Disability suffered by the Employee during the Employment Period. Notwithstanding any such designation, the Employee shall continue to receive the Employee’s Base Salary and benefits in accordance with Section 7 of this Agreement until the Employee becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of the Employee’s employment, whichever shall first occur.
8.3Disability Income Payments. While receiving disability income payments under the Company’s disability income insurance (if any), the Employee shall not be entitled to receive any Base Salary under Section 7.1, but shall continue to participate in all other compensation and benefits in accordance with Section 7.4 until the date of the Employee’s termination of employment.
8.4Verification of Disability. If any question shall arise as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Employee’s duties and responsibilities hereunder, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Employee or the Employee’s guardian has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Employee.
9.Termination for Cause. The Company, on recommendation from the Board, may terminate the employment of the Employee hereunder at any time during the Employment Period for Cause (such termination being hereinafter referred to as a “Termination for Cause”) by giving the Employee notice of such termination, upon the giving of which such termination shall take effect immediately. For the purposes of this Agreement, “Cause” means any one of the following grounds: (i) repeated drunkenness or use of illegal drugs which adversely interferes with the performance of the Employee’s obligations and duties in the Company; (ii) the Employee’s conviction of a felony, or any crime involving fraud or misrepresentation or violation of applicable securities laws; (iii) gross mismanagement by the Employee of the business and affairs of the Company or any affiliate of the Company which is reasonably likely to result in a material loss to the Company or any affiliate of the Company; (iv) material violation of any material terms of this Agreement or the Compliance Agreement (as defined below), which material violation has not been cured (if it is capable of being cured) within thirty (30) days after the Employee receives written notice of such violation; or (v) a conclusive finding by an independent fact finder appointed by the Board for any willful misconduct or dishonesty by the Employee which is materially detrimental to the interests and well-being of the Company or any affiliate of the Company, including, without limitation, harm to its business or reputation.
10.Termination without Cause. The Company, on recommendation from the Board, may terminate the employment of the Employee hereunder at any time during the Employment Period without Cause (such termination being hereinafter called a “Termination without Cause”) by giving the Employee sixty (60) days’ prior written notice of such termination or pay in lieu of such notice (or

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any portion thereof).
11.Termination by the Employee.
11.1Without Good Reason. Any termination of the employment of the Employee hereunder other than as a result of an Involuntary Termination, a Termination for Cause, a Termination without Cause, a Termination for Good Reason (as defined below) or a Non-Renewal Termination (as defined below) will be referred to hereinafter as a “Voluntary Termination”. A Voluntary Termination will be deemed to be effective thirty (30) days after written notice hereof.
11.2With Good Reason. The Employee may terminate the services of such Employee hereunder at any time for Good Reason, provided that (i) the Employee provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Employee terminates her employment, if at all, not later than thirty (30) days after the expiration of such cure period (such termination being hereinafter referred to as a “Termination for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall mean (a) any material diminution of the Employee’s duties or responsibilities hereunder (except in each case in connection with the Termination for Cause or pursuant to Section 8.2) or the assignment to the Employee of duties or responsibilities that are materially inconsistent with the Employee’s then current position; or (b) any material breach of the Agreement by the Company.
12.Effect of Termination on Services.
12.1Non-Renewal by the Employee, Voluntary Termination or a Termination for Cause. In the event that the Initial Term or any Renewal Term is not automatically renewed as a result of the Employee providing a Non-Renewal Notice (hereinafter a “Non-Renewal by the Employee”), or upon the termination of the Employee’s employment hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Employee nor her beneficiary or estate will have any further rights or claims against the Company, its affiliates, or its subsidiaries under this Agreement except to receive:
(i)the unpaid portion of the Base Salary provided for in Section 7.1, computed on a pro rata basis to the date of such termination;
(ii)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 7.5; and
(iii)any other benefits as required by applicable law.
12.2Involuntary Termination. Upon the termination of the Employee’s employment hereunder pursuant to an Involuntary Termination, neither the Employee nor her beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:
(i)a termination payment equal to that provided for in Section 12.1(i) hereto;
(ii)an aggregate amount equal to the Base Salary and fringe benefits for twelve (12) months (the “Severance Payment”), payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 7.1 and 7.4 hereof, plus any additional compensation as may be expressly required under applicable law;
(iii)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 7.5; and
(iv)any other benefits as required by applicable law.

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12.3Non-Renewal by the Company. In the event that the Initial Term or any Renewal Term is not automatically renewed as a result of the Company providing a Non-Renewal Notice (hereinafter a “Non-Renewal by the Company”, and together with the Non-Renewal by the Employee, collectively referred to as the “Non-Renewal Termination(s)”), neither the Employee nor her beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:
(i)a termination payment equal to that provided for in Section 12.1(i) hereto;
(ii)one hundred percent (100%) of the Severance Payment, payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 7.1 and 7.4 hereof, plus any additional compensation as may be expressly required under applicable law;
(iii)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 7.5; and
(iv)any other benefits as required by applicable law.
12.4Other Terminations. Upon the termination of the Employee’s employment hereunder pursuant to a Termination without Cause or a Termination for Good Reason, neither the Employee nor her beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:
(i)a termination payment equal to that provided for in Section 12.1(i) hereto;
(ii)the Severance Payment, payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 7.1 and 7.4 hereof, plus any additional compensation as may be expressly required under applicable law;
(iii)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 7.5; and
(iv)any other benefits as required by applicable law.
12.5Change in Control Termination. Upon the termination of the Employee’s employment hereunder pursuant to a Termination without Cause or a Termination for Good Reason within twelve (12) months following a Change in Control, neither the Employee nor her beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:
(i)a termination payment equal to that provided for in Section 12.1(i) hereto;
(ii)the Severance Payment, payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 7.1 and 7.4 hereof, plus any additional compensation as may be expressly required under applicable law;
(iii)one hundred percent (100%) accelerated vesting of any then-outstanding unvested stock options or other equity-based incentives granted to the Employee by the Company;
(iv)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 7.5; and

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(v)any other benefits as required by applicable law.
For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of LianBio that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of LianBio, except that any change in the ownership of the stock of LianBio as a result of a private financing of LianBio that is approved by the Board will not be considered a Change in Control; or
(ii)the sale of all or substantially all assets of LianBio.
For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with LianBio. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to re-domicile LianBio in a jurisdiction other than its original jurisdiction of incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held LianBio’s securities immediately before such transaction. With regard to any payment considered to be nonqualified deferred compensation under Section 409A (as defined below), to the extent applicable, that is payable upon a Change in Control, to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.
12.6Release. The parties acknowledge and agree that damages which will result to the Employee for Termination without Cause by the Company or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payment shall constitute liquidated damages for any breach of this Agreement by the Company through the date of termination. The Employee agrees that, except for such other payments and benefits to which the Employee may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Employee may make by reason of termination of her employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payment, the Employee will execute a release of claims in a form reasonably satisfactory to the Company (the “Release”). The Release must become effective, if at all, by the sixtieth (60th) calendar day following the date the Employee’s employment is terminated. The first payment of any Severance Payments to which the Employee is entitled will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date of termination; but that first payment shall be retroactive to the day following the date the Employee’s employment terminates.

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13.Indemnification of Employee.
13.1Indemnification. In the event that (a) the Employee was or is a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the Employee’s Corporate Status (as defined below) or (b) the Employee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Employee’s Corporate Status, the Employee shall be indemnified by the Company against all Expenses (as defined below) and Liabilities (as defined below) incurred or paid by the Employee in connection with such Proceeding (referred to herein as “Indemnifiable Amounts”). For purposes hereof, the terms (i) “Proceeding” means any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, (ii) “Corporate Status” means the status of the Employee as an employee and/or director of the Company, as applicable, (iii) “Expenses” means all fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, reasonable attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and (iv) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, and fines.
13.2Advancement of Expenses. The Company agrees that the Company shall pay to the Employee all Indemnifiable Amounts incurred by the Employee in connection with any Proceeding, including a Proceeding by the right of the Company, in advance of the final disposition of such Proceeding, as the same are incurred, provided that the Employee provides the Company with a written undertaking to repay the amount of Indemnifiable Amounts if it is finally determined by a court of competent jurisdiction that the Employee is not entitled under this Agreement to indemnification with respect to such Indemnifiable Amounts.
13.3Limitation on Indemnification. The Employee shall not be entitled to any indemnification under this Section 13 if the Employee knowingly violated any duty, responsibility or obligation of the Employee imposed under this Agreement, the Compliance Agreement or any Company policy.
13.4Change in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under this Agreement, the Employee shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.
14.Compliance Agreement. The Employee agrees to continue to be bound by the Employee Confidentiality, IP Assignment and Non-Competition Agreement executed by the Company and the Employee on March 11, 2021 (the “Compliance Agreement”, attached hereto as Exhibit A), the terms and conditions of which are specifically incorporated herein by reference. Notwithstanding the foregoing, the parties hereto hereby agree that Section 12(a) of the Compliance Agreement shall not apply to the Employee following the date of termination if the Employee’s employment is terminated as a result of (a) a Non-Renewal by the Company or (b) a Change in Control Termination. The obligation of the Company to make payments to or on behalf of the Employee under Section 12.2(ii), Section 12.3(ii), Section 12.4(ii) or Section 12.5(ii) above is expressly conditioned upon the Employee’s continued performance of the Employee’s obligations under the Compliance Agreement.

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15.Compliance with Anti-Bribery, Anti-Corruption, Etc. The Employee hereby agrees to attend any and all compliance trainings required by the Company and to comply with all applicable laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws, including but not limited to the PRC Criminal Law, the PRC Anti-Unfair Competition Law, the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act (together, “ABAC Policies”), with respect to all activities undertaken on behalf or in connection with the business of the Company, its affiliates or its subsidiaries. The Employee further agrees that the Employee will not, directly or indirectly, offer, authorize, promise, condone or participate in: (a) the making of any gift or payment of anything of value to any public official by any person or entity to obtain any improper advantage, affect or influence any act or decision of any such public official, or assist the Company, its affiliates or its subsidiaries in obtaining or retaining business for, or with, or directing business to, any person or entity, (b) the taking of any action by any person or entity which (i) would violate ABAC Policies, if taken by an entity subject to ABAC Policies, or (ii) could reasonably be expected to constitute a violation of any applicable law, (c) the making of any false or fictitious entries in the books or records of the Company, its affiliates or its subsidiaries by any person or entity, or (d) the using of any assets of the Company, its affiliates or its subsidiaries for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.
16.Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 16.
17.Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) business days after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 17.
18.Survival. The provisions set forth in Sections 12, 16, 18, 20, 24, 26 and 29 of this Agreement shall survive the termination of this Agreement.
19.Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.
20.Governing Law. For so long as the Employee primarily resides and works in California, this Agreement shall be governed by and construed under the laws of the State of California, U.S.A; thereafter, this Agreement shall be governed by and construed under the laws of Hong Kong Special Administrative Region of the PRC (“Hong Kong”), in each case, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.
21.Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.
22.Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

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23.Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
24.Severability. Subject to the provisions of Section 16 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
25.Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or shares of the Company or similar transaction involving the Company or a successor corporation.
26.Confidentiality. The Employee agrees not to disclose this Agreement or its terms to any person or entity, other than the Employee’s agents, advisors or representatives, except as consented to by the Company in writing or as may be required by law.
27.Further Assurances. The Employee agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.
28.Counterparts. The parties may execute this Agreement in any number of counterparts and, as so delivered, the counterparts shall together constitute one and the same document. The parties agree that each such counterpart is an original and shall be binding upon all of the parties, even though all of the parties are not signatories to the same counterpart.
29.Dispute Resolution.
29.1Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to and conclusively determined by arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party or parties. The only claims not covered by this agreement to arbitrate are claims for benefits under U.S. workers’ compensation or unemployment insurance statutes and other claims that cannot be arbitrated as a matter of law.  Any Dispute must be brought to arbitration within the statute of limitations for bringing such Dispute in court or before the appropriate administrative agency, as applicable.
29.2For so long as the Employee primarily resides and works in California, the Dispute shall be settled by arbitration in San Diego, California administered by JAMS in accordance with its Employment Arbitration Rules & Procedures; thereafter, any Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.
29.3The disputing parties may jointly select one (1) arbitrator who is a retired judge, or, as applicable, agree that the Chairman of HKIAC shall select the arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select one (1) arbitrator and the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. As applicable, the Chairman of HKIAC shall select the third arbitrator who will act as chairman of the arbitration board. In such case, if any arbitrator to be appointed by a party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of HKIAC.

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29.4The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.
29.5Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. If the arbitration is conducted in California, the arbitrator shall permit adequate discovery, shall issue a written award, and is authorized to award any type of relief recoverable in court.
29.6The decision of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement thereof.
29.7For so long as the Employee primarily resides and works in California, the arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of the State of California; thereafter, the applicable arbitral tribunal shall decide any Dispute submitted by the parties to arbitration strictly in accordance with the substantive laws of Hong Kong, in each case, without regard to principles of conflict of laws thereunder, and the arbitral tribunal shall not apply any other substantive law.
29.8Any party to the Dispute shall be entitled, without posting any bond, to seek preliminary injunctive relief, temporary restraining order or other temporary relief (if applicable), from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
29.9During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.
29.10If the Dispute is arbitrated in California, (i) the Employee acknowledges and agrees that no claims will be arbitrated on a class action or collective action basis, (ii) the arbitration costs incurred by the Employee shall not exceed the cost of filing a complaint in a court of law or equity, and (iii) the parties expressly waive all rights to a jury trial in court on all statutory or other claims.
30.Timing of Payments and Section 409A.
30.1Notwithstanding anything to the contrary in this Agreement, if at the time the Employee’s employment terminates, the Employee is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Employee’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
30.2For purposes of this Agreement, to the extent required to comply with Section 409A, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i)

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30.3Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
30.4In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
COMPANY:

LianBio, LLC By: /s/ Konstantin Poukalov Name: Konstantin Poukalov Title: Authorized Representative	Address: 103 Carnegie Center Drive, Suite 215, Princeton, New Jersey 08540 Attn: Konstantin Poukalov Email:

EMPLOYEE:

/s/ Yi Larson Yi Larson	Address: Tel: Fax: Attn: Yi Larson Email:

[Signature Page to Executive Employment Agreement]

SCHEDULE 1
CONFLICT OF INTEREST
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EXHIBIT A
EMPLOYEE CONFIDENTIALITY, IP ASSIGNMENT AND NON-COMPETITION AGREEMENT

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